Exhibit 23


                          Independent Auditors' Consent



The Board of Directors
Trustmark Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-39786, 333-35889, 333-07141 and 333-74448) on Form S-8 of Trustmark
Corporation of our report dated January 20, 2003, with respect to the consolidated balance sheets of Trustmark Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Trustmark Corporation. Our report refers to the fact that effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets. Also, effective January 1, 2000, the Company changed its method of accounting for derivative instruments and hedging activities.

                                            /s/ KPMG LLP
Jackson, Mississippi
March 18, 2003